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Exhibit 8.1

[Letterhead of Phelps Dunbar LLP]

February 22, 2008

Cleco Power LLC
2030 Donahue Ferry Road
Pineville, Louisiana 71360-5226

Cleco Katrina/Rita Hurricane Recovery Funding LLC
2605 Highway 28 East
Office Number 12
Pineville, Louisiana 71360-5226

  Re:
  Cleco Katrina/Rita Hurricane Recovery                    12922-152
  Funding LLC:   Exhibit 8-1 "Tax Matters"

        Ladies and Gentlemen:

        We have acted as counsel to Cleco Power LLC ("Cleco Power") and Cleco Katrina/Rita Hurricane Recovery Funding LLC (the "Issuer"), each a Louisiana limited liability company, in connection with the preparation of the Registration Statement filed November 2, 2007, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") on Form S-3 (Registration Numbers 333-147122 and 333-147122-01) and Amendment No. 1 thereto filed February 22, 2008, with the Commission (collectively, the "Registration Statement") relating to the proposed issuance of up to $181,000,000.00 of storm recovery bonds (the "Storm Recovery Bonds") of the Issuer to be offered in such manner as described in the form of the prospectus (the "Prospectus") and the form of the preliminary prospectus supplement (the "Prospectus Supplement"), both subject to completion, filed as part of Amendment No. 1 to the Registration Statement. The Storm Recovery Bonds are to be issued under an Indenture (the "Indenture") between the Issuer and U.S. Bank National Association, as indenture trustee (the "Indenture Trustee"). At your request, this opinion is being furnished to you for filing as Exhibit 8.1 to the Registration Statement.

        We are familiar with the proceedings taken and proposed to be taken by the Issuer in connection with the proposed authorization, issuance and sale of the Storm Recovery Bonds. We have examined and relied upon originals, or copies of originals, certified or otherwise identified to our satisfaction as such records of the Issuer and such agreements, certificates of public officials, certificates of officers, managers or other representatives of the Issuer and other instruments as we deemed advisable, and examined such questions of law and satisfied ourselves to such matters of fact as we deemed relevant or necessary as a basis for this letter. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or email, and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer or others.

OPINIONS

        Based on the foregoing and the assumptions and representations set forth in the Prospectus and the Prospectus Supplement and subject to the exceptions and qualifications set forth below, we are of the opinion that for federal income tax purposes:

  a.
  Cleco Power will not be treated as recognizing gross income upon the issuance of the Storm Recovery Bonds;

  b.
  the Storm Recovery Bonds will constitute the indebtedness of Cleco Power; and

  c.
  the Issuer will not be considered an entity separate from Cleco Power (its sole member).

        Further, the statements set forth in the Prospectus under the sections captioned "Prospectus Summary—Federal Income Tax Status" and "—Louisiana State Income Tax Status" and "Material Federal Income Tax Consequences for the Storm Recovery Bondholders," and in the Prospectus Supplement in the section captioned "Material U.S. Federal Income Tax Consequences", to the extent they constitute matters of federal or Louisiana tax law or legal conclusions with respect thereto, have been prepared or reviewed by us and provide a fair summary and are correct in all material respects.

EXCEPTIONS AND QUALIFICATIONS

        Our opinion is limited to the United States federal and Louisiana tax matters specifically covered hereby and we have not been asked to address, nor have we addressed, any other tax consequences regarding the transaction referred to above or any other transaction. This opinion is rendered as of the date hereof based on the current provisions of the Internal Revenue Code and the Treasury Regulations issued or proposed thereunder, revenue rulings, revenue procedures and other published releases of the Internal Revenue Service, the Louisiana Revised Statutes and Louisiana Department of Revenue Regulations promulgated or proposed pursuant thereto and current case law, any of which can change at any time. Any change in existing law or authority could apply retroactively and modify the legal conclusions upon which our opinions are based.

        The opinions contained herein are given only as of the date of this opinion letter. No opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. We undertake no responsibility and disclaim any obligation to supplement this opinion or otherwise advise you or any other person of any change after the date hereof in the law (whether constitutional, statutory or judicial) or the facts presently in effect, even though such change may alter the scope or substance of the opinions herein expressed or affect the legal or factual statements or assumptions herein. We shall have no obligation to revise or reissue this opinion with respect to any transaction which occurs after the date hereof and we undertake no responsibility or obligation to consider this opinion's applicability or correctness to any person other than its addressees. This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

        We are furnishing this opinion to you solely in connection with the issuance of the Storm Recovery Bonds described above, and this opinion is not to be relied on, circulated, quoted or otherwise referred to for any other purpose. However, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this Firm in the Prospectus under the section captioned "Prospectus Summary—Federal Income Tax Status" and "Prospectus Summary—Louisiana State Income Tax Status," the Prospectus under the section captioned "Material Federal Income Tax Consequences for the Storm Recovery Bondholders," the Prospectus under the section captioned "Legal Matters," and the Prospectus Supplement under the section captioned "Material U.S. Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Phelps Dunbar, L.L.P.
Phelps Dunbar LLP

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  Exhibit 8.1